Exhibit 10.21

XS202304RJ03

Software Sales Contract

Party A: YCKC Consulting Ltd.

Address: Unit 1.19 0X0 Tower Wharf, Bargohouse Street, London, United Kingdom, SE1 9PH

Party B: Guangzhou 3e Network Technology Company Limited

Address: Room 701, Block A, SYSU Science Park, No.135 Xingang West Road, Haizhu District, Guangzhou

In accordance with the laws and regulations of the Hong Kong Special Administrative Region of the People’s Republic of China, both Party A and Party B hereby mutually confirm that, on the basis of equality, voluntary agreement, and consensus, they have fully acknowledged and comprehended the substantive meaning of all the terms within this Contract and the corresponding legal consequences. Based on this understanding, they have entered into this Contract concerning the purchase of the Smart Property Rental Platform with the intent of jointly adhering to its terms.

Article I. Scope of the Software

The scope of software development, constituent modules, functions of each module, specifications, versions, requirements statement and quotations of this Contract shall be based on the contents listed in the attachment.

Article II. Software Delivery Cycle

(i) The software delivery cycle is estimated to be approximately 2 months, commencing from the date of signing this Contract. The timeframe encompasses activities such as requirements research, requirements analysis, architecture design, software development, testing,implementation and deployment, as well as training.

(ii) Party B shall submit to Party A in advance the first draft of documents and information needing to be reviewed and confirmed by Party A during the development process. Upon receiving the first draft, Party A shall reply in writing in a timely manner to Party B to reply the review comments. With respect to any rectification suggested by Party A, Party B shall review and make the rectification in a timely manner and submit it to Party A again for review. If Party A makes no reply within 5 working days since receiving the first draft, it shall be considered that Party A has reviewed and confirmed the first draft. Party A’s signature approval of various process documents and information only represents the review of the applicability, demand, usability and feasibility of the developed software, and Party A does not review the technical issues therein. In case of any technical issues or technical adjustments related to Party B’s design after the confirmation by Party A, Party B shall actively cooperate with the adjustments.

Article III. Purchase Amount and Payment Method

(i) The total amount of this Contract is HKD [***], which includes deployment and implementation costs and testing and training fees, and shall not be adjusted during the performance of this Contract.

(ii) Account information of Party B’s receiving bank:

Account Name: Guangzhou 3e Network Technology Company Limited

Bank of Deposit: Bank of China Guangzhou CITIC Plaza Sub-branch

Receiving Account No.: [***]

Tel: 020-38909042

Address: Room 701, Block A, SYSU Science Park, Xingang West Road, Haizhu District, Guangzhou

If the receiving bank account of Party B is inconsistent with the bank account listed in the signature or other terms of this Contract, the above bank account information shall prevail. In case of any change of the above bank account information, Party B shall promptly notify Party A in writing before the due date of Party A’s payment, and both Parties shall sign a separate supplemental agreement; Party B’s request for Party A to make payment to a third-party account does not belong to the change of the receiving bank account information, against which Party A may reject. If Party B fails to inform Party A in writing of the correct bank account information in a timely manner, Party B shall be liable for any loss or consequences arising therefrom.

(iii) Party A will make payments according to the following payment schedule:

No.	Stage Name	Payment Instructions
1	Initial Payment	Ratio of Payment	45% Amount of Payment (HKD)		[***]
		Terms of Payment	Payable within 15 working days of the signing of this Contract
2	Final Payment	Ratio of Payment	55%	Amount of Payment (HKD)	[***]
		Terms of Payment	Payable within 6 months of completion of development and acceptance of the overall project

Article IV. Software Development and Management

(i) Party B shall provide all software required during the development and testing free of charge, and deploy and test it as necessary.

(ii) The final design of the software services by both Parties is based on the Product Requirements List, and the rest of process documents are used only as a reference for development.

(iii) Disputes arising from changes in project requirements shall be resolved through negotiation between Party A and Party B. Changes in requirements are defined as requirements beyond the scope of the Product Demands List, which are proposed in writing by Party A to Party B, and the resulting increase in cost shall be separately agreed upon by Party A and Party B.

Article V. Rights and Obligations of Party A

(i) Party A has the right to require Party B to complete the software development and ensure that the software passes the acceptance inspection within the specific period agreed in this Contract in accordance with the requirements of the Product Requirements List.

(ii) Without exceeding the scope of the Product Requirements List, Party A has the right to put forward software function modification opinions to Party B. Party B shall confirm the reply within 5 working days after receiving Party A’s opinions; if Party B receives Party A’s opinions and fails to reply within 5 working days, it is regarded as Party B confirms and agrees to implement the opinions.

(iii) Party A has the right to require Party B to transfer all paper (copies) and electronic data files involved in the development process to Party A after the software is accepted.

(iv) Party A must pay Party B the corresponding contract amount in full and on time in strict accordance with Paragraph (iii) of Article 4 of this Contract.

(v) Party A shall provide Party B with relevant information involved in software development in a timely manner and give Party B convenient conditions within its capacity.

Article VI. Rights and Obligations of Party B

(i) Party B has the right to require Party A to pay the contract sum in full and on time as agreed in this Contract.

(ii) In the course of carrying out the software development, Party B has the right to request Party A to provide reasonable and necessary assistance, and request Party A to provide necessary information. The information provided by Party A for assisting Party B to complete the software development under this Contract shall be used by Party B for the purpose of this Contract only, and Party B shall not use the said information on any occasion other than for the purpose of this Contract or for any other purpose without Party A’s written permission. Party B’s obligation to keep the above data or information confidential shall not be terminated by the rescission or termination of this Contract until the relevant data or information is made public by Party A. If Party B fails to fulfill its duty of confidentiality, resulting in the early disclosure of Party A’s relevant data or information, Party B shall compensate Party A for the actual loss suffered as a result.

(iii) Party B fully understands and completely agrees that the Product Requirements List is the framework of Party A’s general requirements for software development, and Party B will form the Product Requirements List by researching and analyzing Party A’s requirements and make timely modifications and adjustments according to Party A’s requirements.

(iv) During the performance of this Contract, Party B needs to obtain Party A’s trade secrets related to the project for the performance of the Contract, and such trade secrets shall be applicable only for the purpose of performing its obligations under this Contract. Party B shall not make any unauthorized use, dissemination or disclosure of trade secrets. Otherwise, Party A has the right to pursue Party B for breach of contract and demand Party B to compensate for the actual loss caused.

Article VII. Intellectual Property Rights and Right of Use

(i) The basic software under this Contract refers to the software products provided by Party B that already possesses intellectual property rights (including but not limited to any copyrights, trademarks, patents and other intellectual property rights recognized by the applicable laws of this Contract, regardless of whether they have been registered or not, the same below) or the right to use them, including the development tools and application products. The system of secondary development refers to the system developed by Party B on the basis of the existing software products to meet Party A’s objectives.

(ii) Party B warrants that the software (including basic software and secondarily developed software) used to complete the software development agreed in this Contract will not infringe the intellectual property rights of Party A or any third party. If a third party accuses Party A of infringement or claims for damages in the course of Party A’s use, Party B shall be responsible for negotiating with the third party to ensure that the realization of the purpose of this Contract will not be affected.

(iii) If any software developed under this Contract or any part thereof is claimed by a third party to have infringed its intellectual property rights or other legal rights, Party B agrees to defend against any lawsuit or legal claim arising therefrom. Party B agrees to pay the full amount of damages determined by the judgment or settlement in question. Party A agrees to notify Party B promptly of any such action or claim and to provide Party B with reasonable assistance in dealing with the action or claim so that Party B can obtain the rights to which Party B are entitled. Party A has the right to participate in the defense or settlement of any such lawsuit or claim at Party B’s expense.

If the software or any part of the software developed under this Contract is found to be infringing the legal rights of a third party in accordance with law, or if any use or distribution of the software or exercise of any of the rights granted by Party B in accordance with the agreement is found to be infringing, Party B, with the written consent of Party A, shall make every effort to replace the software with non-infringing software with equal or better functions, or to obtain the relevant authorization, so as to enable Party A to continue to enjoy the rights and achieve the goals of this Contract without being affected by any relevant disputes.

If the software developed under this Contract or any part thereof is judged to be an infringement any right or the related dispute fails to be resolved within 30 days, resulting in that Party A cannot use the software normally, Party B shall refund all the contract payments that it has received from Party A.

(iv) The ownership of the intellectual property rights of the basic software used by Party B for developing the project shall remain unchanged and shall be vested in Party B. Party A has the right to use it, which is permanent and irrevocable. Party A shall not utilize the above information for any purpose other than the purpose of this Contract or for any other purpose without Party B’s written permission. Party A’s obligation to keep the above data or information confidential shall not be terminated by the rescission or termination of this Contract until the relevant data or information is made public by Party B. If Party A fails to fulfill its duty of confidentiality, resulting in the early disclosure of Party B’s relevant data or information, Party A shall compensate Party B for the actual loss suffered as a result.

(v) The intellectual property rights of the software development results (including software products, documents, source codes, data and other materials) under this Contract shall be jointly owned by Party A and Party B. Party A has the right to use the above development results without any restriction or hindrance, and Party B shall be liable for any loss suffered by Party A if Party B causes any restriction or hindrance to Party A’s use of the above development results.

Article VIII. Acceptance and Delivery of Software Results

(i) Separate acceptance and separate payment shall be applied to the software development project under this Contract. Party B shall ensure that the overall business functions of the project are complete and can operate normally.

(ii) Before paying the interim payment for this project, Party B shall ensure that the functions of each business module must be complete and can operate normally.

(iii) Party A shall, within 15 working days after receiving the application for acceptance, organize the acceptance inspection according to acceptance criteria specified in the Product Requirements List. Whether a software product passes the acceptance inspection or not shall be subject to Party A’s written notice. If it fails to pass the acceptance inspection, Party A shall fully explain the reasons and give Party B a reasonable period of rectification until passing the acceptance inspection. If Party A fails to complete the organization of acceptance within 15 working days due to Party A’s reasons, it shall be deemed to have passed the acceptance according to the contractual standards.

Article IX. Training

(i) Party B shall, in accordance with the actual needs of the project on-line, provide the necessary training programs free of charge for the personnel actually used by Party A, and implement them before the official launch of the system with Party A’s consent.

(ii) Party B must send experienced training instructors and counselors to conduct the training and provide relevant teaching materials or training videos for the on-line learning of trainees.

Article X. Breach Liabilities

(i) If Party A does not pay the contractual amount to Party B according to the Contract, Party A shall pay liquidated damages to Party B according to 0.2% of the total price of the Contract per day of delay, and once such delay exceeds 10 days, Party B has the right to unilaterally terminate or rescind the Contract without bearing any breach responsibility, and Party A shall still pay for the work achievement already delivered by Party B; if Party B requests to continue to perform the Contract, in addition to the liquidated damages paid by Party A in accordance with the aforementioned standard in advance, Party A shall still pay the amount according to the contract, and the date of Party B’s performance of this Contract shall be postponed accordingly from the date of Party B’s receipt of liquidated damages. However, the total amount of liquidated damages for late payment shall not exceed 30% of the total contract amount.

(ii) If Party B terminates the Contract due to Party A’s fault, Party A shall pay Party B the price of the delivered and completed software. Upon payment by Party A, Party B shall deliver to Party A the software for which payment has been made. If Party A wants to use the accepted software in the future, Party A shall still use it in accordance with this Contract. Liquidated damages shall also be paid to Party B at 20% of the total amount of this Contract.

(iii) If Party B fails to complete the acceptance and delivery of the project on time for reasons not attributed to Party A, Party B shall pay liquidated damages to Party A in the amount of 0.2% of the total price of the Contract for each day of delay, but the total amount of liquidated damages for the late acceptance and delivery shall not exceed 30% of the total amount of the Contract.

If Party A agrees in writing, Party B may be given a grace period of 30 natural days, during which the calculation of liquidated damages payable by Party B shall be suspended. If Party B fails to complete the project acceptance after the expiration of the period specified in this Contract or the grace period agreed by Party A, the period for Party B to pay liquidated damages to Party A shall be calculated from the date of the expiration of the grace period (excluding the grace period), and Party B shall pay liquidated damages of 0.2% of the total amount of this Contract to Party A every day.

(iv) If, without the written consent of the other party, either party discloses to a third party or uses for other projects the commercial information or data of the other party known to it in the course of the performance of this Contract, such party shall compensate the other party for all the losses it has suffered as a result of such disclosure, and shall pay liquidated damages to the other party at the rate of 20% of the total amount of this Contract.

(v) Neither Party A nor Party B shall unilaterally terminate the Contract without justifiable reasons. Otherwise, the defaulting Party shall compensate the non-defaulting Party for all losses incurred and pay liquidated damages to the non-defaulting party in the amount of 20% of the total contract amount.

Article XI. Warranties and Exemptions

(i) Party A undertakes that

1. Party A has full capacity for civil conduct to enter into this Contract. Party A is a legally operated enterprise with good reputation established in accordance with the laws of China and has the legal right and ability to sign and perform the obligations under this Contract.

2. Conflict of interest: Party A’s signature and performance of this Contract or documents relating to this Contract will not:

(1) Conflict with Party A’s Articles of Incorporation or other laws and regulations or judgments applicable to Party A;

(2) Conflict with or result in any breach of the obligations in any legal document signed by Party A with a third party, such as a guarantee agreement, commitment, contract, or cause Party A’s rights to be bound.

(ii) Party B undertakes that

1. Legal person status: Party B is a legally operated and reputable company established under the laws of China, and has full capacity for civil conduct and the legal capacity to enter into and perform its obligations under this Contract.

2. Conflict of interest: Party B’s signature and performance of this Contract or documents relating to this Contract will not:

(1) Conflict with Party B’s Articles of Incorporation or other laws and regulations or judgments applicable to Party B;

(2) Conflict with or result in any breach of the obligations in any legal document signed by Party B with a third party, such as a guarantee agreement, commitment, contract, or cause Party B’s rights to be bound.

3. Party B warrants that Party B’s performance of its obligations under this Contract and the license rights granted to Party A are not bound or restricted by any third party and Party B has not assumed any binding or restrictive obligations.

4. The software developed and other software used in the development of the software hereunder meet the requirements of this Contract regarding intellectual property rights.

5. Legitimate software: The software developed by Party B meets the national regulations on software products and software standards and specifications.

6. If the software delivered and licensed to Party A by Party B needs to be registered, filed, approved or licensed by the relevant state departments, Party B shall ensure that the software provided by Party B has completed the above formalities, and Party B shall bear the costs incurred as a result.

Article XII. Force Majeure

The Party suffering a force majeure event shall notify the other Party as soon as possible after the force majeure event occurs and shall deliver written supporting documentation to the other Party for determination within 14 working days from the date of the event. Once the effects of a force majeure event have lasted for more than 30 natural days, the parties shall reach a supplementary agreement on further performance or rescission of the Contract within a reasonable period of time through amicable negotiations. If the purpose of the Contract of either party cannot be realized in a timely manner due to force majeure events or may result in losses, either party shall have the right to rescind the Contract unilaterally and without liability.

Force majeure under this Contract means an event that occurs during the performance of this Contract as a result of natural disasters, major epidemics, war, strikes or other objective circumstances that cannot be foreseen, avoided and overcome. Failure to fulfill this Contract due to guiding opinions or administrative orders, decisions and other relevant documents issued by the government or the Ministry of Commerce shall be considered as one of the force majeure circumstances.

Article XIII. Dispute Settlement

Any disputes arising in the course of the performance of this Contract shall first be sought to be resolved by amicable negotiation between the parties. If the dispute remains unresolved after 30 days, either party may file a lawsuit with the People’s Court of Party A’s domicile.

Article XIV. Miscellaneous

(i) The losses of Party A or the third party referred to under this Contract include, but not limited to, actual losses and investigation fees, attorney’s fees, preservation fees, appraisal fees, evaluation fees and litigation fees incurred in defending the rights.

(ii) “Party B’s inability” under this Contract means one of the following circumstances:

1. Party B fails to submit a plan after three working days from the date when the development results of a certain function module should be submitted, or fails to solve a software fault within ten working days after the deadline required by Party A;

2. After three times of modification or improvement, the development results of a function module submitted by Party B or the resolution of a software fault still fails to meet Party A’s requirements;

3. Other circumstances in which Party A has sufficient evidence to prove that Party B is unlikely to submit the software development results or solve a software fault as agreed in the Contract.

(iii) Unless otherwise specified, “days” under this Contract refer to natural days. Unless otherwise specified, “month” under this Contract refers to a calendar span month, i.e., from the starting date to the corresponding date of the following month (or to the 30th day of the month if there is no corresponding date); “natural month” refers to the first day of each month to the last day of the calendar month.

(iv) All notices, documents and information issued or provided by Party A and Party B to each other for the performance of this Contract shall be sent to the address, facsimile number and e-mail address specified in this Contract. Either Party changing the address or the facsimile number, e-mail address or telephone number shall send a written notice to the other Party. The notice shall be deemed to have been served upon the delivery in the case of direct delivery; or upon being sent in the case of facimile; or on the second day after the EMS is dispatched; or when the mail system of either Party indicates that it has been successfully delivered to the server of the other Party in the case of e-mail.

(v) Headings of all articles in this Contract are for convenience of reference only and shall not affect or limit the interpretation of the contents of this Contract.

(vi) The following documents shall be deemed to form part of this Contract and supplement and explain each other, and in the event of a conflict between them, the order listed below shall prevail, or, in the same order, the time of issuance of the documents shall prevail:

1. Supplementary contracts (agreements) or amendment documents signed by both Party A and Party B during the performance of this Contract;

2. This Contract;

Article XV. Effectiveness, Modification and Termination of Contract

(i) This Contract shall enter into force on the date on which it is signed by the legal representatives or authorized representatives of both parties and sealed with the official seal or special seal for the contract, and in the event of inconsistency between the two parties, the later time shall prevail. This Contract is made in two copies. Party A executes one copy and Party B executes one copy, both of which containing the same legal effect.

(ii) Once this Contract has been signed, neither party may alter it at will without the consent of both parties.

(iii) Any matters not covered in this Contract shall be the subject of a separate supplementary agreement to be concluded after consultation between the two parties, and any amendment or supplementary agreement shall be in writing, and the supplementary agreement shall have the same legal effect as this contract.

Party A (stamp) YCKC Consulting Ltd.	Party B (stamp) Guangzhou 3e Network Technology Company Limited (Contract Seal)
Legal representative or authorized representative:	Legal representative or authorized representative:

/s/	/s/

YIU CHEONG KENT CHAN	Shu Sang Joseph Law

April 25, 2023	April 25, 2023

Annex 1

System	Module	Function List	Remarks
Client PC/H5	Homepage	Homepage	Homepage is set as the default entry page for users
	Popular Cities	City Selection	View the accommodation properties in cities covered
	Accommodation Properties	Properties in the City	Display all properties under the city
		Property Details	Display detailed information on a single property
		Property Photos	Display album of a single property
		Property Label	Display key popular features of properties
		Room Type	Display all room types and specifications of the property
	Property Reservation	Property Reservation	Reserve a property online

Admin Backend	Main Panel	Main Panel	Default entry after logging in to the admin backend
	Property Management	Property Creation/Maintenance	Edit a new property and improve property-related information
		Addition/Removal	Add and remove properties
		Room Type Management	Manage different room types and specifications of the same property
		Property Album Management	Maintain images associated with a property
	Reservation Management	Reservation Order	Type and manage all reservation orders
		Order Details	Manage the detailed access, logging & status of an order
	Contract Management	Contract Management	Sign contracts with lodgers/tenants and upload them for centralized management
		Contract Details	View and monitor contract details of a single property
	Tenant Management	All Tenants	Maintain and manage all tenants’ information
		Tenant Records	All past accommodation records of a single tenant
	Statistical Analysis	Analysis Reports	Customize analysis reports
	Account Management	Account Creation/Maintenance	Create/maintain accounts of the admin backend
		Account list	Display all accounts list information
		Account Details	Detailed information (login time, IP) of a single account
	System Logs	Operation Logs	Storage of the system’s past log records & account operation logs

(No text below)